EXHIBIT 10.7

GARY BROWNELL

PROMISSORY NOTE
Aug 1, 2000


$45,454.00

     FOR VALUE RECEIVED, the undersigned, each as principal, jointly and severally, promise(s) to pay to the order of INNOVATIVE MEDICAL SERVICES at El Cajon, CA the sum of $45,454.00 DOLLARS with interest thereon from Aug 1, 2000, at the rate of 6.0 percent per annum due and payable at July 31, 2001.
     The parties do not intend this note to obligate the signers of this note to pay any money in excess of the legal rate of interest allowed by the laws of the state of CA. If the signers do pay any money in excess of the legal rate of interest allowed by the laws of the state of CA, the holder shall apply such excess money to reduce the principal amount the signers owe the holder.
     Interest shall first be deducted from the payment, and any balance shall be applied on principal.
     Principal and interest not paid when due shall draw interest at the rate of 10%percent per annum. Upon default in payment of any interest, or any installment of principal, the whole amount then unpaid shall become immediately due and payable at the option of the holder without notice. The undersigned, in case of suit on this note, agrees to pay attorney's fees.
     Makers, endorsers and sureties waive demand of payment, notice of nonpayment, protest and notice. Sureties, endorsers and guarantors agree to all of the provisions of this note, and consent that the time or times of payment of all or any part hereof may be extended after maturity, from time to time, without notice.

/s/ Gary Brownell            August 1, 2000
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Signature                    Date